Exhibit 99.1

FOR IMMEDIATE RELEASE

ROYAL CARIBBEAN GROUP REPORTS SECOND QUARTER 2021 RESULTS AND LATEST UPDATES ON RESUMPTION OF SERVICE

MIAMI – August 4, 2021 – Royal Caribbean Group (NYSE: RCL) today reported financial results for the second quarter of 2021 and provided business updates on the resumption of service.

The Group has made tremendous strides in resuming service both in the United States and globally and is encouraged by the significant improvement in demand and pricing environments for cruises.

Resumption of Sailing and Business Highlights

The resumption of service is being implemented at a very fast pace.

•Already, the Group is operating 29 ships across its five brands, representing 42% of capacity.
•By the end of this month, the Group expects to be operating 36 ships, representing over 60% of its capacity.
•The Company anticipates having 80% of its capacity in service by end of year 2021.

“We’re thrilled to be back on the water at accelerated speed in the US and elsewhere. After 16 months of being at a virtual standstill and another painful financial result this quarter, the flywheel is clearly picking up momentum,” said Richard D. Fain, Chairman and CEO. “Since the pandemic began, our objective has been to make our ships safer than Main Street, and today, we are proving that ambitious goal is achievable. We are also encouraged by the booking outlook especially for 2022 and beyond.”

•Booked load factor for 2022 is within historical ranges. Prices for 2022 are up versus a record-setting 2019, even including the dilutive impact of future cruise credits (FCCs).
•Customer Deposits have increased $530 million from last quarter to $2.4 billion.
•The Company ended the second quarter with $5.0 billion of liquidity.

Resumption of Sailing from U.S.

Since the last business update, the Company has announced itineraries for 21 ships sailing by August 31, 2021, which includes 12 ships sailing from U.S. ports. This is in addition to 15 ships previously announced sailing from ports outside the U.S. In total, 36 ships from the Company’s five brands, or over 60% of its fleet, have either resumed sailing or announced their intention to resume sailing by August 31, 2021. The response to these announcements has been very positive, continuing to highlight the robust, pent-up demand for cruising.

Second Quarter 2021
The Company reported US GAAP Net Loss for the second quarter of 2021 of $(1.3) billion or $(5.29) per share compared to US GAAP Net Loss of $(1.6) billion or $(7.83) per share in the prior year. The Company also reported Adjusted Net Loss of $(1.3) billion or $(5.06) per share for the second quarter of 2021 compared to Adjusted Net Loss of $(1.3) billion or $(6.13) per share in the prior year. The Net Loss and Adjusted Net Loss for the quarter are the result of the impact of the COVID-19 pandemic on the business.
The average monthly cash burn rate for the second quarter of 2021 was approximately $330 million, slightly higher than the prior quarter as the Company returned additional ships into operation.

“As we look forward, there is very positive momentum with our ships resuming operations and a healthy demand environment,” said Jason T. Liberty, Executive Vice President and CFO. “We are very optimistic with our accelerated start in the United States and globally. We anticipate 80% of our fleet to be back in service by year-end delivering the world's best vacations. That is the first step on our pathway back to delivering superior returns.”
Update on Liquidity Actions and Ongoing Uses of Cash

Since the suspension of operations in March 2020, the Group has raised approximately $13 billion through a combination of bond issuances, common stock offerings and other loan facilities. These actions have positioned the Group well with current liquidity of approximately $5.0 billion.

The Group continues to take steps to improve its balance sheet and reduce its interest costs. This includes the June issuance of $650 million in senior unsecured notes at 4.25% due 2026, the proceeds of which were used to redeem in full the 7.25% senior secured bonds due 2025. This follows a $1.5 billion unsecured bond issuance in March 2021 used to refinance current and upcoming maturities

As the Group continues to ramp up operations, it expects to incur incremental spend related to bringing ships back to operating status, returning crew members to ships and implementing enhanced health and safety protocols. The Company also expects to continue to collect deposits related to those sailings and for future cruises. The decision to bring ships back into service takes into account many variables, including deployment opportunities, commercial potential, cost of operations and cash flow.

Update on Bookings

Overall booking volumes have improved, and pricing remains strong. During the second quarter the Company received about 50% more new bookings compared to the first quarter with trends improving from one month to the next. By June, the Company was receiving about 90% more bookings each week when compared to the first quarter with improvements of a similar magnitude for both 2021 and 2022 sailings.

“The surge in bookings has been extremely encouraging especially for 2022 and beyond,” said Fain. “The return of cruising has been faster than anyone expected, and we are excited to gradually restart our presence in our key markets. We are watching the impact of the Delta variant and other likely variants, but overall, we remain optimistic in our mounting trajectory going forward. People also book their cruises long in advance, so we are concentrating on maintaining our price levels while growing our load factors.”

Overall, the booking activity for 2021 sailings is consistent with the Company’s expected capacity and occupancy ramp up, at prices that are higher than 2019. While it’s too early to make any definitive conclusions of the impact of the Delta variant on bookings, the company has seen a modest impact on closer-in bookings. However, 2022 continues to remain strong; in particular the spring and summer months are performing well.

As of June 30, 2021, the Company had approximately $2.4 billion in customer deposits, which has increased by $530 million from March 31, 2021. Approximately 40% of the customer deposit balance is related to FCCs, this has dropped from 45% in the prior quarter, which is a positive trend, indicating net new demand.

Liberty added, “We are very encouraged by the continued pent-up demand for cruising shown by our accelerated booking trends globally and the elevated onboard spend we are seeing from our guests on current sailings. We remain confident we are on track to resuming our trajectory of delivering superior results.”

Sustainability

Despite pandemic headwinds, the Company has made significant progress across key Environmental, Social, and Governance focus areas, and these efforts remain a priority during the Company’s return to service.

Some of its key achievements include a reduction in greenhouse gas emissions, removal of a significant amount of single use plastics from the supply chain, equipping the majority of its fleet with emissions purification systems, outfitting new ships with Selective Catalytic Reduction to reduce NOx emissions, reducing waste to landfill, outfitting ships with Advanced Wastewater Purification, and introducing Global Sustainable Tourism Council certified tours.

In addition, through ingenuity and design, the Company’s next class of ships will be powered by liquefied natural gas, a cleaner burning form of fuel, and fuel cell technology, which can help reduce ship emissions. Exploring alternative fuel solutions is a major priority for the Company and our industry. The Company’s teams are focused on exploring decarbonization solutions while also continuing to increase our energy efficiency. These efforts have placed Celebrity Apex, which had its maiden voyage in June, on the path to achieving the international targets of 40% reduction in carbon intensity by 2030 from a 2008 baseline.

The Group participated in the Sustainability Accounting Standards Board’s working group to create reporting standards and metrics for our industry and is working to align our reporting to the Task Force on Climate-related Financial Disclosures, better known as TCFD. In line with our mantra of continuous improvement, we are working towards developing a new set of targets covering the reduction of carbon emissions and intensity, sustainable commodity sourcing and tourism, single use plastics and waste management.

Human capital is another important focal point for our Company. Our human capital strategy is focused on key elements that include enhancing our diverse and inclusive workforce, providing opportunities for growth and development, and offering mental health support and well-being resources to our crew and shoreside employees. We have also developed an active listening strategy that gives each of our employees a voice to drive meaningful change in the workplace. We believe setting our workforce up for success through initiatives that support these elements, positions our business to excel now and into the future.

Liquidity and Financing Arrangements
As of June 30, 2021, the Company’s liquidity was approximately $5.0 billion, including $4.3 billion in cash and cash equivalents and a $0.7 billion commitment for a 364-day facility.

As of the date of this release, the scheduled debt maturities for the remainder of 2021 and 2022, were $21 million and $2.2 billion, respectively.

Net interest expense for the third quarter of 2021 is expected to be in the range of $265-$270M million.

Capital Expenditures and Capacity Updates

Based upon current ship orders and delivery schedules, the projected capital expenditures for the remainder of 2021 are $900 million. The Company expects the delivery of Silver Dawn to the Silversea fleet during the fourth quarter which has committed financing.

Depreciation and amortization expenses for the third quarter of 2021 are expected to be in the range of $320- $325 million.

In 2022, the Company has two ship deliveries scheduled, both with committed financing: Wonder of the Seas and Celebrity Beyond. Excluding the newbuild deliveries, the capital expenditures for 2022 will depend on the Company’s schedule to return to service.

Fuel Expense

As of June 30, 2021, the Company had hedged approximately 38%, 25% and 5% of its total projected metric tons of fuel consumption for the remainder of 2021 and for all of 2022 and 2023, respectively. The prior suspension of cruise operations and recent resumption of operations resulted in reductions to the forecasted fuel consumption. As of June 30, 2021, the Company had outstanding fuel swaps of 82,500 and 14,650 metric tons maturing in 2021 and 2022, respectively, that no longer hedge the forecasted fuel consumption. For the remainder of 2021 and for all of 2022 and 2023, the annual average cost per metric ton of the fuel swap portfolio is approximately $393, $512, and $580, respectively.

2021 Outlook
The Company’s operations remain heavily impacted by the consequences of the COVID-19 pandemic. Therefore, the Company cannot reasonably estimate its financial or operational results. However, the Company expects to incur a net loss on both a U.S. GAAP and adjusted basis for its third quarter and the 2021 fiscal year, the degree to which will depend on many factors including the timing and extent of the return to service.

CONFERENCE CALL SCHEDULED
The Company has scheduled a conference call at 10:00 a.m. Eastern Time today. This call can be heard, either live or on a delayed basis, on the Company's investor relations website at www.rclinvestor.com.

Definitions
Selected Operational and Financial Metrics

Adjusted Loss per Share (“Adjusted EPS”)
Represents Adjusted Net Loss attributable to Royal Caribbean Cruises Ltd. (as defined below) divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted Net Loss attributable to Royal Caribbean Cruises Ltd.
Represents net loss less net income attributable to noncontrolling interest excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) gain or loss on the extinguishment of debt; (ii) the amortization of non-cash debt discount on our convertible notes; (iii) the estimated cash refund expected to be paid to Pullmantur guests and other expenses incurred as part of the Pullmantur reorganization; (iv) impairment and credit losses recognized as a result of the impact of COVID-19; (v) equity investment asset impairments; (vi) net insurance recoveries related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas; (vii) restructuring charges incurred in relation to the reduction in our U.S. workforce and other initiative expenses; (viii) the change in the fair value in the Silversea Cruises contingent consideration and the amortization of the Silversea Cruises intangible assets resulting from our acquisition of a 66.7% interest in Silversea Cruises in 2018; (ix) the noncontrolling interest adjustment to exclude the impact of the contractual accretion requirements associated with the put option held by Heritage Cruise Holding Ltd.'s (previously known as Silversea Cruises Group Ltd.) noncontrolling interest in Silversea Cruises, which noncontrolling interest we acquired on July 9, 2020; (x) the net gain recognized in the first quarter of 2021 in relation to the sale of the Azamara brand; and (xi) currency translation losses recognized during the second quarter of 2020, in connection with the ships classified as assets held-for-sale that were previously chartered to Pullmantur.

For additional information see “Adjusted Measures of Financial Performance” below.

About Royal Caribbean Group
Royal Caribbean Group (NYSE: RCL) is the operating business name for Royal Caribbean Cruises Ltd. Royal Caribbean Group is the owner and operator of three global cruise vacation brands: Royal Caribbean International, Celebrity Cruises and Silversea Cruises. Royal Caribbean Group is also a 50% owner of a joint venture that operates TUI Cruises and Hapag-Lloyd Cruises. Together, our brands operate 60 ships with an additional 13 on order as of June 30, 2021. Learn more at www.royalcaribbeangroup.com or www.rclinvestor.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2021 and beyond. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” “considering”, and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the global incidence and spread of COVID-19, which has led to the temporary suspension of our operations and has had and will continue to have a material adverse impact on our business, liquidity and results of operations, or other contagious illnesses on economic conditions and the travel industry in general and the financial position and operating results of our Company in particular, such as: the current and potential additional governmental and self-imposed travel restrictions, the current and potential extension of the suspension of cruises and new additional suspensions, guest cancellations, as well as our plan to return to service, including our ability to conduct simulated voyages and resume sailings in compliance with the Framework for the Conditional Sailing Order issued by the U.S. Centers for Disease Control and Prevention; the impact of state regulation and litigation regarding proof of passenger vaccination; our ability to obtain sufficient financing, capital or revenues to satisfy liquidity needs, capital expenditures, debt repayments and other financing needs; the effectiveness of the actions we have taken to improve and address our liquidity needs; the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; our ability to accurately estimate our monthly cash burn rate during the suspension of our operations; concerns over safety, health and security of guests and crew; any protocols we adopt across our fleet relating to COVID-19, such as those recommended by the Healthy Sail Panel, may be costly and less effective than we expect in reducing the risk of infection and spread of COVID-19 on our cruise ships; further impairments of our goodwill, long-lived assets, equity investments and notes receivable; an inability to source our crew or our provisions and supplies from certain places; the incurrence of COVID-19 and other contagious diseases on our ships and an increase in concern about the risk of illness on our ships or when traveling to or from our ships, all of which reduces demand; unavailability of ports of call; growing anti-tourism sentiments and environmental concerns; changes in US foreign travel policy; the uncertainties of conducting business internationally and expanding into new markets and new ventures; our ability to recruit, develop and retain high quality personnel; changes in operating and financing costs; our indebtedness, any additional indebtedness we may incur and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; the impact of foreign currency exchange rates, interest rate and fuel price fluctuations; the settlement of conversions of our convertible notes, if any, in shares of our common stock or a combination of cash and shares of our common stock, which may result in substantial dilution for our existing shareholders; our expectation that we will not declare or pay dividends on our common stock for the near future; vacation industry competition and changes in industry capacity and overcapacity; the risks and costs related to cyber security attacks, data breaches, protecting our systems and maintaining integrity and security of our business information, as well as personal data of our guests, employees and others; the impact of new or changing legislation and regulations or governmental orders on our business; pending or threatened litigation, investigations and enforcement actions; the effects of weather, natural disasters and seasonality on our business; emergency ship repairs, including the related lost revenue; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; the unavailability or cost of air service; and uncertainties of a foreign legal system as we are not incorporated in the United States.
In addition, many of these risks and uncertainties are currently heightened by and will continue to be heightened by, or in the future may be heightened by, the COVID-19 pandemic. It is not possible to predict or identify all such risks.

More information about factors that could affect our operating results is included under the caption “Risk Factors” in our most recent annual report on Form 10-K, as well as our other filings with the SEC, and the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or US GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with US GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding US GAAP measures.

A reconciliation to the most comparable US GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(unaudited, in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Passenger ticket revenues	$22,785	$107,022	$43,629	$1,483,873
Onboard and other revenues	28,129	68,583	49,299	724,482
Total revenues	50,914	175,605	92,928	2,208,355
Cruise operating expenses:
Commissions, transportation and other	5,188	28,824	8,137	345,953
Onboard and other	8,598	21,579	13,079	145,297
Payroll and related	167,640	243,877	264,276	574,267
Food	17,196	27,483	25,668	148,799
Fuel	59,109	79,192	100,931	273,460
Other operating	167,099	279,465	296,226	703,463
Total cruise operating expenses	424,830	680,420	708,317	2,191,239
Marketing, selling and administrative expenses	285,558	301,418	543,599	697,308
Depreciation and amortization expenses	323,439	319,757	633,605	644,087
Impairment and credit losses	40,621	156,497	40,172	1,264,615
Operating Loss	(1,023,534)	(1,282,487)	(1,832,765)	(2,588,894)
Other income (expense):
Interest income	4,670	5,206	9,531	10,740
Interest expense, net of interest capitalized	(304,811)	(218,889)	(577,325)	(311,800)
Equity investment loss	(48,088)	(51,853)	(107,959)	(62,245)
Other income (expense)	24,508	(83,825)	29,541	(116,684)
	(323,721)	(349,361)	(646,212)	(479,989)
Net Loss	(1,347,255)	(1,631,848)	(2,478,977)	(3,068,883)
Less: Net Income attributable to noncontrolling interest	—	7,444	—	14,888
Net Loss attributable to Royal Caribbean Cruises Ltd.	$(1,347,255)	$(1,639,292)	$(2,478,977)	$(3,083,771)
Loss per Share:
Basic	$(5.29)	$(7.83)	$(9.96)	$(14.74)
Diluted	$(5.29)	$(7.83)	$(9.96)	$(14.74)
Weighted-Average Shares Outstanding:
Basic	254,577	209,385	248,823	209,241
Diluted	254,577	209,385	248,823	209,241

Comprehensive Loss
Net Loss	$(1,347,255)	$(1,631,848)	$(2,478,977)	$(3,068,883)
Other comprehensive income (loss):
Foreign currency translation adjustments	(3,489)	26,337	6,233	36,627
Change in defined benefit plans	(3,088)	(6,278)	7,375	(13,867)
Gain (loss) on cash flow derivative hedges	51,476	124,331	61,778	(176,274)
Total other comprehensive income (loss)	44,899	144,390	75,386	(153,514)
Comprehensive Loss	(1,302,356)	(1,487,458)	(2,403,591)	(3,222,397)
Less: Comprehensive Income attributable to noncontrolling interest	—	7,444	—	14,888
Comprehensive Loss attributable to Royal Caribbean Cruises Ltd.	$(1,302,356)	$(1,494,902)	$(2,403,591)	$(3,237,285)

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	As of
	June 30,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$4,250,369	$3,684,474
Trade and other receivables, net of allowances of $4,459 and $3,867 at June 30, 2021 and December 31, 2020, respectively	345,055	284,149
Inventories	132,888	118,703
Prepaid expenses and other assets	224,688	154,339
Derivative financial instruments	56,230	70,082
Total current assets	5,009,230	4,311,747
Property and equipment, net	25,872,907	25,246,595
Operating lease right-of-use assets	559,508	599,985
Goodwill	809,435	809,480
Other assets, net of allowances of $85,369 and $81,580 at June 30, 2021 and December 31, 2020, respectively	1,440,882	1,497,380
Total assets	$33,691,962	$32,465,187
Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$970,627	$961,768
Current portion of operating lease liabilities	84,842	102,677
Commercial paper	—	409,319
Accounts payable	384,683	353,422
Accrued interest	270,343	252,668
Accrued expenses and other liabilities	552,992	615,750
Derivative financial instruments	52,723	56,685
Customer deposits	2,363,505	1,784,832
Total current liabilities	4,679,715	4,537,121
Long-term debt	20,078,789	17,957,956
Long-term operating lease liabilities	533,551	563,876
Other long-term liabilities	515,892	645,565
Total liabilities	25,807,947	23,704,518

Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 282,575,446 and 265,198,371 shares issued, June 30, 2021 and December 31, 2020, respectively)	2,826	2,652
Paid-in capital	7,527,305	5,998,574
Retained earnings	3,083,798	5,562,775
Accumulated other comprehensive loss	(663,955)	(739,341)
Treasury stock (27,882,987 and 27,799,775 common shares at cost, June 30, 2021 and December 31, 2020, respectively)	(2,065,959)	(2,063,991)
Total shareholders’ equity	7,884,015	8,760,669
Total liabilities and shareholders’ equity	$33,691,962	$32,465,187

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended June 30,
	2021	2020
Operating Activities
Net Loss	$(2,478,977)	$(3,068,883)
Adjustments:
Depreciation and amortization	633,605	644,087
Impairment and credit losses	40,172	1,264,615
Net deferred income tax benefit	(8,450)	(2,666)
(Gain) loss on derivative instruments not designated as hedges	(16,163)	84,280
Share-based compensation expense	35,562	8,764
Equity investment loss	107,959	62,245
Amortization of debt issuance costs	72,500	28,807
Amortization of debt discounts and premiums	56,609	6,668
(Gain) loss on extinguishment of debt	(3,156)	40,335
Currency translation adjustment losses	—	69,044
Change in fair value of contingent consideration	—	(44,605)
Changes in operating assets and liabilities:
(Increase) decrease in trade and other receivables, net	(180,562)	94,873
(Increase) decrease in inventories	(17,191)	9,511
(Increase) decrease in prepaid expenses and other assets	(75,213)	249,481
Increase in accounts payable	38,073	118,398
Increase in accrued interest	17,675	52,114
Decrease in accrued expenses and other liabilities	(123,028)	(17,110)
Increase (decrease) in customer deposits	629,285	(1,622,721)
Dividends received from unconsolidated affiliates	—	1,991
Other, net	1,746	(28,051)
Net cash used in operating activities	(1,269,554)	(2,048,823)
Investing Activities
Purchases of property and equipment	(1,286,175)	(1,391,891)
Cash received on settlement of derivative financial instruments	24,766	1,558
Cash paid on settlement of derivative financial instruments	(34,121)	(117,518)
Investments in and loans to unconsolidated affiliates	(70,084)	(87,943)
Cash received on loans to unconsolidated affiliates	20,127	10,241
Proceeds from the sale of property and equipment and other assets	175,439	5,256
Other, net	(13,627)	(11,180)
Net cash used in investing activities	(1,183,675)	(1,591,477)
Financing Activities
Debt proceeds	3,144,077	12,672,189
Debt issuance costs	(110,760)	(276,995)
Repayments of debt	(1,185,490)	(3,424,387)
Proceeds from issuance of commercial paper notes	—	6,765,739
Repayments of commercial paper notes	(414,570)	(7,837,635)

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended June 30,
	2021	2020
Dividends paid	—	(326,421)
Proceeds from common stock issuances	1,621,860	—
Other, net	(36,125)	(28,284)
Net cash provided by financing activities	3,018,992	7,544,206
Effect of exchange rate changes on cash	132	(953)
Net increase in cash and cash equivalents	565,895	3,902,953
Cash and cash equivalents at beginning of period	3,684,474	243,738
Cash and cash equivalents at end of period	$4,250,369	$4,146,691
Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$382,461	$153,078
Non-cash Investing Activities
Notes receivable issued upon sale of property and equipment and other assets	$16,000	$53,419
Purchase of property and equipment included in accounts payable and accrued expenses and other liabilities	$33,207	$64,326

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Adjusted Net Loss attributable to Royal Caribbean Cruises Ltd. and Adjusted Loss per Share were calculated as follows (in thousands, except per share data):
	Quarter Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net Loss attributable to Royal Caribbean Cruises Ltd.	$(1,347,255)	$(1,639,292)	$(2,478,977)	$(3,083,771)
Adjusted Net Loss attributable to Royal Caribbean Cruises Ltd.	(1,287,121)	(1,282,573)	(2,365,400)	(1,592,985)
Net Adjustments to Net Loss attributable to Royal Caribbean Cruises Ltd.	$60,134	$356,719	$113,577	$1,490,786
Adjustments to Net Loss attributable to Royal Caribbean Cruises Ltd.:
(Gain) Loss on extinguishment of debt (1)	$(4,470)	$40,335	$(3,156)	$40,335
Convertible debt amortization of debt discount (2)	26,073	4,184	52,146	4,184
Pullmantur reorganization settlement (3)	—	21,637	5,000	21,637
Impairment and credit losses (4)	40,621	156,497	40,172	1,264,615
Equity investment impairments (5)	—	—	26,042	39,735
Oasis of the Seas incident, Grand Bahama's drydock write-off and other incidental expenses (6)	(5,263)	—	(6,584)	(1,938)
Restructuring charges and other initiatives expense (7)	330	32,982	1,647	45,025
Change in the fair value of contingent consideration and amortization of Silversea Cruises intangible assets related to Silversea Cruises acquisition (8)	1,623	9,483	3,246	(38,467)
Noncontrolling interest adjustment (9)	—	22,557	—	46,616
Net gain related to the sale of the Azamara brand (10)	1,220	—	(4,936)	—
Currency translation adjustment losses (11)	—	69,044	—	69,044
Net Adjustments to Net Loss attributable to Royal Caribbean Cruises Ltd.	$60,134	$356,719	$113,577	$1,490,786

Loss per Share - Diluted	$(5.29)	$(7.83)	$(9.96)	$(14.74)
Adjusted Loss per Share - Diluted	(5.06)	(6.13)	(9.51)	(7.61)
Net Adjustments to Loss per Share	$0.23	$1.70	$0.45	$7.13

Adjustments to Loss per Share:
(Gain) Loss on extinguishment of debt (1)	$(0.02)	$0.19	$(0.01)	$0.19
Convertible debt amortization of debt discount (2)	0.10	0.02	0.21	0.02
Pullmantur reorganization settlement (3)	—	0.10	0.02	0.10
Impairment and credit losses (4)	0.16	0.75	0.16	6.05
Equity investment impairments (5)	—	—	0.10	0.19
Oasis of the Seas incident, Grand Bahama's drydock write-off and other incidental expenses (6)	(0.02)	—	(0.03)	(0.01)
Restructuring charges and other initiatives expense (7)	—	0.16	0.01	0.22
Change in the fair value of contingent consideration and amortization of Silversea Cruises intangible assets related to Silversea Cruises acquisition (8)	0.01	0.04	0.01	(0.18)
Noncontrolling interest adjustment (9)	—	0.11	—	0.22
Net gain related to the sale of the Azamara brand (10)	—	—	(0.02)	—
Currency translation adjustment losses (11)	—	0.33	—	0.33
Net Adjustments to Loss per Share	$0.23	$1.70	$0.45	$7.13

Weighted-Average Shares Outstanding - Diluted	254,577	209,385	248,823	209,241

(1) For the three months ended June 30, 2021, represents the net gain on the full repayment of the Silversea Cruises 7.25% senior secured notes ("Silversea Notes") in the amount of $619.8 million. For the six months ended June 30, 2021, represents the net gain on the full repayment of the Silversea Notes and the first quarter 2021 loss on the partial repayment of the $1.55 billion unsecured revolving credit facility. For the quarter and six months ended June 30, 2020, represents a loss on the extinguishment of the $2.2 billion Senior Secured Term Loan.
(2) Represents the amortization of non-cash debt discount on our convertible notes.
(3) Represents estimated cash refunds expected to be paid to Pullmantur guests and other expenses incurred as part of the Pullmantur reorganization.
(4) In 2021 and 2020, represents asset impairment and credit losses as a result of the impact of COVID-19. In 2021, amounts are net of the recovery of credit losses recognized in 2020.
(5) Represent equity investment asset impairments, primarily for our investments in TUI Cruises GmbH in 2021 and Grand Bahama Shipyard in 2020, as a result of the impact of COVID-19.
(6) Amounts include net insurance recoveries related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas.
(7) Represents primarily restructuring charges incurred in relation to the reduction in our U.S. workforce and other initiatives expenses.
(8) Related to the Silversea Cruises acquisition.
(9) Adjustment made to exclude the impact of the contractual accretion requirements associated with the put option held by Heritage Cruise Holding Ltd.'s (previously known as Silversea Cruises Group Ltd.) noncontrolling interest, which noncontrolling interest we acquired on July 9, 2020.
(10) Represents the net gain recognized in the first quarter of 2021 in relation to the sale of the Azamara brand.
(11) Represents currency translation losses recognized during the second quarter of 2020, in connection with the ships classified as assets held-for-sale that were previously chartered to Pullmantur.